                                                                                                       Exhibit 23.3
                                                                                                    Consent of KPMG

The Supervisory Board
DealPilot.com AG:

We consent to the inclusion of our report dated May 18, 2000,  except as to the second  paragraph of note 12, which is as of May 23, 2000,  with respect to the balance  sheets of  DealPilot.com  AG as of December 31, 1998 and 1999,
and the related  statements of operations,  stockholders'  equity,  and cash flows for the years then ended,  which report appears in the Form S-1 (Registration  Statement No. 333-33180) of DealTime.com  Ltd., filed as of March 23,
2000 and amended as of  December 22,  2000,  and to the  reference  to our firm under the heading  "Experts" in the
Registration Statement.

Koln, Germany
December 15, 2000